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                                                                  EXHIBIT 23



                                    CONSENT OF KPMG LLP


The Board of Directors and Shareholders
Rayovac Corporation:

     We consent to incorporation by reference in the registration statements on Form S-3 (No. 333-69711) and Form S-8 (Nos. 333-39239, 333-41815,
333-42443, and 333-68250), of Rayovac Corporation of our reports dated November 1, 2002, with respect to the consolidated balance sheets of Rayovac Corporation and subsidiaries as of September 30, 2001 and 2002, and the related consolidated statements of operations, comprehensive income, shareholders' equity and cash flows for each of the years in the three-year period ended September 30, 2002 and the related financial statement schedule, which reports appear in the September 30, 2002, Annual Report on Form 10-K of Rayovac Corporation.

Milwaukee, Wisconsin
December 16, 2002